                                                                      EXHIBIT 11

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                          Fiscal Year Ended
                                               March 31,
                                   ---------------------------------
                                     1998        1997         1996
                                   -------      -------      -------
Net Income                         $16,160      $13,367      $10,767
                                   =======      =======      =======

Weighted average common shares
  outstanding                       14,343       13,826       13,514
                                   =======      =======      =======

Net income per common
  share-diluted                    $  1.13      $  0.97      $  0.80
                                   =======      =======      =======

Calculation of weighted average
  common shares:

  Weighted average common
    shares outstanding              13,566       12,934       12,602

  Weighted average common
    stock options, utilizing the
    treasury stock method              777          892          912
                                   -------      -------      -------
                                    14,343       13,826       13,514
                                   =======      =======      =======
